                                                                      EXHIBIT 12

                          CENTRAL GARDEN & PET COMPANY


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (Dollars in thousands)



                                                        Fiscal Year         Nine-Month          Fiscal Year
                                                           Ended           Period Ended            Ended
                                                       December 25,        September 30,       September 28,
                                                           1994                1995                1996
                                                       ------------        -------------       -------------

Income before income taxes                                $2,341              $1,983             $14,465
Fixed charges (1)                                          6,037               6,414               4,826
                                                          ------              ------             -------
  Total earnings and fixed charges                         8,378               8,397              19,291

Fixed charges (1)                                         $6,037              $6,414             $ 4,826

Ratio of earnings to fix charges                            1.39                1.31                4.00
                                                          ======              ======             =======

                                                        Fiscal Year         Fiscal Year
                                                           Ended               Ended
                                                       September 27,       September 26,
                                                           1997                1998
                                                       -------------       -------------
Income before income taxes                                 $30,368             $58,095
Fixed charges (1)                                            7,609               8,807
                                                           -------             -------
                                                            37,977              66,902

Fixed charges (1)                                          $ 7,609             $ 8,807

Ratio of earnings to fix charges                              4.99                7.60
                                                           =======             =======

(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.